Exhibit d(22)

EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement is hereby entered into as of June 15, 2005, as amended as of August 21, 2019, between Cramer Rosenthal McGlynn, LLC (“CRM”) and CRM Mutual Fund Trust (the “Trust”), on behalf of the portfolios listed on Exhibit A attached hereto (the “Funds”)

For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Trust and CRM agree as follows:

The Trust and CRM agree until the date set forth on the attached Exhibit A that CRM will waive its fees or reimburse expenses to the extent that the expenses (excluding taxes, extraordinary expenses, brokerage commissions, interest, acquired fund fees and expenses, and for CRM Long/Short Opportunities Fund only, dividend and interest expenses related to short sales) of a class of a Fund exceed the rate set forth on Exhibit A of the average daily net assets allocable to such class. The Trust, by vote of a majority of the Trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) may remove or amend the expense limitations prior to the date set forth on Exhibit A. CRM will not have any right to reimbursement of any amount so waived or reimbursed.

The Trust and CRM agree to review the then-current expense limitations for each class of each Fund on a date prior to the termination date listed on Exhibit A to determine whether such limitations should be amended, continued or terminated. Unless (i) the Trust, by vote of its Board of Trustees, or CRM terminates the limitations, or (ii) the Trust and CRM are unable to reach an agreement on the amount of the limitations to which the Trust and CRM agree to be bound, the limitations will continue for additional one-year terms at the rate to which the Trust and CRM mutually agree. Exhibit A will be amended to reflect that rate and the new date through which the Trust and CRM agree to be bound.

IN WITNESS WHEREOF, the Trust and CRM have caused this Expense Limitation Agreement to be signed as of the 21st day of August, 2019.

CRAMER ROSENTHAL MCGLYNN, LLC

By:	/s/ Ronald H. McGlynn
Name: Ronald H. McGlynn
Title: Chairman

CRM Mutual Fund Trust, on behalf of each Fund listed on Exhibit A attached hereto

By:	/s/ Michelle Kaufmann
Name: Michelle Kaufmann
Title: Principal Financial Officer

EXHIBIT A

DATED AS OF AUGUST 21, 2019

TO

EXPENSE LIMITATION AGREEMENT

Fund	Class	Expense Cap	Termination Date
CRM Small Cap Value Fund	Institutional	1.25%	November 1, 2020

	Investor	1.50%	November 1, 2020

CRM Mid Cap Value Fund	Institutional	1.25%	November 1, 2020

	Investor	1.50%	November 1, 2020

CRM Small/Mid Cap Value Fund	Institutional	1.25%	November 1, 2020

	Investor	1.50%	November 1, 2020

CRM All Cap Value Fund	Institutional	1.20%	November 1, 2020

	Investor	1.45%	November 1, 2020

CRM Long/Short Opportunities Fund	Institutional	1.60%	November 1, 2020